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                                                                 EXHIBIT 99-8(c)

                               LETTER AGREEMENT

August 24, 1992


State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02015

Dear Sirs:

Pursuant to Section 14 of the Custodian Contract between Frank Russell Investment Company and State Street Bank and Trust Company, dated October 31, 1988, the Frank Russell Investment Company advises you that it is creating two new funds to be named the Fixed Income III and Multistrategy Bond (the "Funds") and that the Funds desires for State Street Bank and Trust Company to serve as the Custodian with respect to the Funds pursuant to the terms and conditions of the Custodian Contract. The fees to be charged by the Administrator to the Funds in return for its services are the same as in the Custodian Contract.

Please indicate your acceptance to act as Custodian to the Fixed Income III and Multistrategy Bond Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Director of Operations

Accepted this 22nd day of September, 1992


STATE STREET BANK AND TRUST COMPANY

By: /s/ signature illegible
    -------------------------------
        Vice President